Exhibit 4.19

THIRD AMENDMENT TO CREDIT AND GUARANTY AGREEMENT, dated as of December 12, 2019 (this “Amendment”), among (i) Atlantica Yield PLC, as borrower (the “Borrower”) under the Credit and Guaranty Agreement, dated as of May 10, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors, the L/C Issuers, the Lenders and the Administrative Agent (each as defined below), (ii) the guarantors party to the Credit Agreement (the “Guarantors”), (iii) Royal Bank of Canada and Canadian Imperial Bank of Commerce, London Branch, as L/C Issuers (the “L/C Issuers”), (iv) the lenders party to the Credit Agreement (the “Lenders”) and (v) Royal Bank of Canada, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower has requested the Administrative Agent and the Lenders to amend certain provisions of the Credit Agreement, and the Lenders are willing to accept such request upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I

RATIFICATION; DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1          Relation to Credit Agreement; Ratification.  This Amendment is entered into in accordance with Section 11.01 of the Credit Agreement and constitutes an integral part of the Credit Agreement.  Except as amended by this Amendment, the provisions of the Credit Agreement are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.2          Definitions.  Unless otherwise defined herein, terms defined in the Credit Agreement (as amended by this Amendment) are used herein as therein defined, and the rules of interpretation set forth in Section 1.02 of the Credit Agreement shall apply mutatis mutandis to this Amendment.

ARTICLE II

AMENDMENT TO CREDIT AGREEMENT

Section 2.1          Amendment to Credit Agreement.  The parties hereto hereby agree that, effective as of the Amendment No. 3 Effective Date (as defined below),

(a)          Section 1.01 of the Credit Agreement is hereby amended by,

(i)          adding the definition of the following terms in the corresponding alphabetical order:

““Amendment No. 3 Effective Date” shall have the meaning ascribed to such term in the Third Amendment to Credit and Guaranty Agreement.”

““Secured Leverage Ratio” means, as of any date of determination, without duplication, the ratio of (a) Indebtedness of the Borrower and its Subsidiaries, (other than Non-Recourse Subsidiaries) secured by the Collateral, as of such date to (b) CAFD for the most recently completed Measurement Period. For purposes of this definition, (i) in the event that the Borrower or any of its Subsidiaries incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness secured by the Collateral (other than Indebtedness secured by the Collateral incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Secured Leverage Ratio is made (the “Secured Leverage Ratio Calculation Date”), then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness secured by the Collateral, as if the same had occurred at the beginning of the applicable four-quarter period; provided that for purposes of making the computation referred to above, Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS) that have been made by the Borrower or any of its Subsidiaries during the Measurement Period or subsequent to such Measurement Period and on or prior to or simultaneously with the Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in CAFD resulting therefrom) had occurred on the first day of the Measurement Period; provided further that if since the beginning of such period any Person that subsequently became a Subsidiary of the Borrower or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable Measurement Period, (ii) whenever pro forma effect is to be given to an Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that has been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six (6) months following any such acquisition, including the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of the Borrower on any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Borrower’s chief financial officer and another

Responsible Officer which states (A) the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officer’s Certificate at the time of such execution and (C) that any related incurrence of Indebtedness secured by the Collateral is permitted pursuant to this Agreement, and (iii) if any Indebtedness secured by the Collateral bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness secured by the Collateral shall be calculated as if the rate in effect on the Secured Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness); provided that for purposes of making the computation referred to above, interest on any Indebtedness secured by the Collateral under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition.”

(ii)          replacing the definition of the term “CAFD” with the following:

“"CAFD" means, for any Measurement Period and without duplication, Distributed Cash received by the Borrower minus cash expenses of the Borrower (other than Debt Service Obligations and transaction costs), in each case during such Measurement Period.”

(iii)          replacing the definition of the term “Distributed Cash” with the following:

“"Distributed Cash" means cash and Cash Equivalents distributed, directly or indirectly, to the Borrower in respect of Investments in  any Person, in each case, held, directly or indirectly, by the Borrower (other than (x) dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash Investments, or cash Investments that were not intended to be used by such Person for capital expenditures or for operational purposes, by the Borrower or any of its Subsidiaries in such Person and (y) withholding Taxes and amounts subject to, or reasonably expected to be subject to repatriation requirements) consisting of:  (a) dividends; (b) capital redemptions; (c) interest or principal repayments in respect of Indebtedness provided directly or indirectly by the Borrower; and (d) the proceeds of any loan to the Borrower from a Subsidiary of the Borrower; provided that, (i) to the extent permitted by Non-Recourse Indebtedness arrangements to which such Subsidiary is a party, the payment obligation of the Borrower under such loan is subordinated to the prior payment in full of the Obligations and (ii) any repayment of such loan prior to the Maturity Date is immediately succeeded by (A) entering into a substantially similar arrangement for an equal or greater amount; (B) payment of a dividend in an equal or greater amount than such loan by the lender to the Borrower or a Guarantor; or (C) redemption of capital stock of the lender and remittance of the proceeds of such redemption in an equal or greater amount as such loan.”

(b)          Section 7.02(xix) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“additional Indebtedness of the Loan Parties and their respective Subsidiaries; provided that (i) the Borrower shall be in compliance with the covenants set forth in Section 7.11 immediately prior to and after giving effect to the incurrence of such Indebtedness on a pro forma basis, and (ii) the aggregate amount of Indebtedness  that may be secured by the Collateral at any one time outstanding shall not exceed the greater of (x) $550,000,000 and (y) an amount such that, after giving effect to the incurrence thereof, the Borrower could incur not less than $1.00 of additional Indebtedness and maintain a Secured Leverage Ratio no greater than 3.50:1.00; and”

(c)          Section 7.03(e) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(i)Investments constituting Indebtedness to the extent that the Borrower is in compliance with Section 7.02 at the time such Indebtedness is incurred and (ii) Investments in the form of Indebtedness provided by such Loan Party or such Subsidiary; and”

(d)          Item I.B.1. of Schedule 1 of the Exhibit D of the Credit Agreement  is hereby amended by deleting it in its entirety and replacing it with the following:

“Distributed Cash received by the Borrower (limited pursuant to the definition of “Distributed Cash” in the Agreement and after giving pro forma effect to Investments, Acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations pursuant to the definition of “Leverage Ratio” in the Agreement):”

ARTICLE III

CONDITIONS TO EFFECTIVENESS

Section 3.1          Conditions to Effectiveness.  This Amendment shall become effective on the date hereof (the “Amendment No. 3 Effective Date”)subject to the Administrative Agent having received a true, correct and complete copy of this Amendment, duly executed and delivered by a duly authorized officer of each party hereto .

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1          Representations and Warranties.  Each Loan Party represents and warrants to the Secured Parties as of the Amendment No. 3 Effective Date, that:

(a)          Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of this Amendment has been duly authorized by all necessary corporate or other organizational action, and do not and will not: (i) contravene the terms of any of such Person's Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which such Person or any of its Subsidiaries is a party or affecting such Person or any of its Subsidiaries or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or any of its Subsidiaries or the properties of such Person or any of its Subsidiaries is subject; or (c) violate any Law.

(b)          Binding Effect.  This Amendment has been duly executed and delivered by each Loan Party that is party hereto. Subject to the Legal Reservations, this Amendment constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

ARTICLE V

MISCELLANEOUS

Section 5.1          Notices.  All notices, requests and other communications to any party hereto shall be given or served in the manner contemplated in Section 11.02 of the Credit Agreement.

Section 5.2          No Waiver; Status of Loan Documents.  This Amendment shall not constitute an amendment, supplement or waiver of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as an amendment, supplement, waiver or consent to any action on the part of any party hereto that would require an amendment, supplement, waiver or consent of the Lenders except as expressly stated herein. Except as expressly amended, supplemented or waived hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.  No failure or delay on the part of the Lenders in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Amendment and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies available at equity or law.  Nothing in this Amendment shall constitute a novation of the Loan Parties’ obligations under the Credit Agreement or any other Loan Document.

Section 5.3          Amendment.  This Amendment may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

Section 5.4          Amendment Binding.  This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors and permitted assigns of the parties hereto.

Section 5.5          Headings.  Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 5.6          Governing Law.

(a)          This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)          Each of the undersigned hereto agrees that any dispute relating to this Amendment shall be determined in accordance with Sections 11.14 and 11.15 of the Credit Agreement and the provisions of said Sections 11.14 and 11.15 of the Credit Agreement are incorporated herein by reference.

Section 5.7          Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by e-mail in portable document format (.pdf) or facsimile (with acknowledgment of receipt) will be effective as delivery of a manually executed counterpart of this Amendment.

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Signature Page
Amendment No. 3 to Credit and Guaranty Agreement

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

Yours truly,

ATLANTICA YIELD PLC, as the Borrower
By:	/s/ Santiago Seage
Name:	Santiago Seage
Title:	CEO

By:	/s/ Francisco Martinez Davis
Name:	Francisco Martinez Davis
Title:	CFO

ABY CONCESSIONS INFRASTRUCTURES S.L.U., as a Guarantor
By:	/s/ David Esteban Guitard
Name:	David Esteban Guitard
Title:	Authorized representative

By:	/s/ Carlos Colón Lasso de la Vega
Name:	Carlos Colón Lasso de la Vega
Title:	Authorized representative

ABY CONCESSIONSPERU S.A., as a Guarantor
By:	/s/ Antonio Merino Ciudad
Name:	Antonio Merino Ciudad
Title:	Authorized representative

By:	/s/ Gracia Candau Sanchez de Ybargüen
Name:	Gracia Candau Sanchez de Ybargüen
Title:	Authorized representative

ACT HOLDING, S.A. DE C.V., as a Guarantor
By:	/s/ Carlos Colón Lasso de la Vega
Name:	Carlos Colón Lasso de la Vega
Title:	Authorized representative

By:	/s/ Irene María Hernandez
Name:	Irene María Hernandez
Title:	Authorized representative

Signature Page
Amendment No. 3 to Credit and Guaranty Agreement

ASHUSA INC., as a Guarantor
By:	/s/ Emiliano García Sanz
Name:	Emiliano García Sanz
Title:	Authorized representative

By:	/s/ Enrique Guillen
Name:	Enrique Guillen
Title:	Authorized representative

ASUSHI INC., as a Guarantor
By:	/s/ Emiliano García Sanz
Name:	Emiliano García Sanz
Title:	Authorized representative

By:	/s/ Enrique Guillen
Name:	Enrique Guillen
Title:	Authorized representative

ATLANTICA INVESTMENTS LIMITED (f.k.a. Atlantica Yield South Africa Limited), as a Guarantor
By:	/s/ David Esteban Guitard
Name:	David Esteban Guitard
Title:	Authorized representative

By:	/s/ Carlos Colón Lasso de la Vega
Name:	Carlos Colón Lasso de la Vega
Title:	Authorized representative

Signature Page
Amendment No. 3 to Credit and Guaranty Agreement

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Susan Khokher
Name:	Susan Khokher
Title:	Manager, Agency

Signature Page
Amendment No. 3 to Credit and Guaranty Agreement

ROYAL BANK OF CANADA, as Lender and L/C Issuer

By:	/s/ Justin Painter
Name:	Justin Painter
Title:	Authorized Signatory

Signature Page
Amendment No. 3 to Credit and Guaranty Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, LONDON BRANCH, as Lender and L/C Issuer

By:	/s/ Farhad Merali
Name:	Farhad Merali
Title:	Authorized Signatory

Signature Page
Amendment No. 3 to Credit and Guaranty Agreement

BANCO SANTANDER, S.A., NEW YORK BRANCH as Lender

By:	/s/ Pablo Urgoiti
Name:	Pablo Urgoiti
Title:	Managing Director

By:	/s/ Rita Walz-Cuccioli
Name:	Rita Walz-Cuccioli
Title:	Executive Director

Signature Page
Amendment No. 3 to Credit and Guaranty Agreement

JPMORGAN CHASE BANK, N.A.,
as Lender
By:	/s/ Amit Gaur
Name:	Amit Gaur
Title:	Vice President

Signature Page
Amendment No. 3 to Credit and Guaranty Agreement

MUFG BANK, LTD., as Lender

By:	/s/ Nietzsche Rodricks
Name:	Nietzsche Rodricks
Title:	Managing Director

Signature Page
Amendment No. 3 to Credit and Guaranty Agreement

BANK OF AMERICA, N.A., as Lender

By:	/s/ Jennifer Cochrane
Name:	Jennifer Cochrane
Title:	Vice President

Signature Page
Amendment No. 3 to Credit and Guaranty Agreement

BANK OF MONTREAL, LONDON BRANCH, as Lender

By:	/s/ Scott Matthews
Name:	Scott Matthews
Title:	MD

By:	/s/ Tom Woolgar
Name:	Tom Woolgar
Title:	Managing Director, Corporate Banking